EXHIBIT 10.1

AMENDMENT TO AGREEMENT

THIS AMENDMENT TO AGREEMENT (hereinafter, “this Agreement”) is made and entered into on this 30th day of August 2007 (the “Effective Date”), by and between CrossPoint Energy Company, a Nevada corporation, with its principal executive offices in Frisco, Texas (the “Company”), and Daniel F. Collins, an individual currently residing in Plano, Texas (“Employee”).

Background

A.     The Company and Employee entered into an Employment Agreement (the “Employment Agreement”) effective November 27, 2006.

B.  The Company and Employee entered into an Agreement dated June 21, 2007, which rescinded in its entirety the Employment Agreement, and thereafter governed Employee’s employment relationship with the Company (“June 21, 2007 Agreement”).

C.  The Company and Employee desire to agree and amend the June 21, 2007 Agreement insofar and only insofar as to the certain provisions, below.

Terms and Conditions

In consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Separation Benefit. As of this date, neither Employee nor the Board has provided notice of termination for Employee’s Employment. In consideration for Employee fulfilling the directives of the Board, and remaining as Employee until an undetermined future Termination Date beyond September 1, 2007, Employee shall be paid the Severance Pay on September 4, 2007. The Severance Pay shall be three (3) month’s base salary at Employee’s current salary less normal deductions for withholding, plus unused vacation pay. On the Termination Date, the Company shall transfer all ownership and rights of the Company’s Employee’s Key Man Life Insurance Policy for Employee, to Employee and Employee shall execute and deliver to the Company, the Release attached as Exhibit A.

Entirety and Amendments. The June 21, 2007 Agreement is amended only as to the above Terms and Conditions and all other provisions remain unchanged.

This Agreement is dated and effective as of the Effective Date.

CROSSPOINT ENERGY COMPANY

By:	/s/RossWelgehausen	/s/ Daniel F. Collins
	Ross Welgehausen	Daniel F. Collins
Authorized Member of the
Board of Directors

Exhibit A

RELEASE

In consideration of the severance pay provided by CROSSPOINT ENERGY COMPANY (the "Company") to Daniel F. Collins ("Employee") upon Employee's execution of this Release, Employee releases, discharges, and forever holds the Company, and any of its parents, predecessors, successors, subsidiaries, affiliates or related companies, officers, directors, partners, employees, agents and/or representatives harmless from any and all claims, demands or suits, whether civil or criminal, at law or in equity, known or unknown, fixed or contingent, liquidated or unliquidated, arising or existing on or at any time prior to the execution of this Release. Such released claims include claims relating to or arising out of (i) Employee’s recruitment, hiring or employment with the Company, (ii) Employee’s separation from employment with the Company, and (iii) all claims, whether based in contract, tort or alleged violations of any statute, known or unknown, that have been asserted, or that could be asserted, by Employee against the Company, including but not limited to claims under any federal, state or local laws such as Title VII of the Civil Rights Act of 1964, as amended, the Texas Commission on Human Rights Act, age discrimination claims under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Family Medical Leave Act.

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Daniel F. Collins

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Date:____________________